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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        ________________________________

Name:  TRAVELERS CORPORATE LOAN FUND INC.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                              388 Greenwich Street
                            New York, New York 10013

Telephone Number (including area code):  (212) 816-4599

               Name and address of agent for service of process:

                               Heath B. McLendon
                       Travelers Corporate Loan Fund Inc.
                              388 Greenwich Street
                            New York, New York 10013

                                   Copies to:

Burton M. Leibert, Esq.                    Gary Schpero, Esq.
Willkie Farr & Gallagher                   Simpson Thacher & Bartlett
787 Seventh Avenue                         425 Lexington Avenue
New York, New York 10019-6099              New York, New York 10017-3954

Check Appropriate Box:

  Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
        Yes [X]  No [ ]
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                                   SIGNATURES


       Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 26th day of August, 1998.



                           TRAVELERS CORPORATE LOAN FUND INC.

                           By: /s/Heath B. McLendon
                               ------------------------------

                           Heath B. McLendon

                           Director and Chief Executive Officer



ATTEST:


By: /s/Lewis E. Daidone
    ------------------------

Lewis E. Daidone

Director and Chief Financial Officer